Exhibit 3.1

THIRD Amended and Restated

Certificate of INCORPORATION

OF

RETENSION PHARMACEUTICALS, INC.

Retension Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Retension Pharmaceuticals, Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 26, 2023 and most recently amended and restated pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 17, 2025 and amended pursuant to a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 2, 2026 (as so amended, the “Existing Certificate”).

THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

FOURTH: The Existing Certificate shall be amended and restated to read in full as follows:

article I

The name of the corporation is Retension Pharmaceuticals, Inc. (the “Corporation”).

article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801 in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

article IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is five hundred million (500,000,000), of which (i) four hundred ninety million (490,000,000) shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shall be Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the powers, including voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally.  Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

article V

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Action by Stockholders. Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

D. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, or the Chief Executive Officer. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.

article VI

A. Number and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall have a term of office that expires at each of the Corporation’s annual meeting of stockholders following the effectiveness of the filing of this Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified.

B. Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Board Vacancies. Unless otherwise required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancy on the Board of Directors or newly created directorship may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director’s successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

article VII

The Board is expressly authorized to adopt, amend, or repeal the Bylaws. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the affirmative vote of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

article VIII

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

B. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

A. Exclusive Forum; Delaware Chancery Court. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, any Preferred Stock Designation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or Bylaws, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims (as such term is defined in Section 115(b) of the DGCL), stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable, having personal jurisdiction over the indispensable parties named as defendants therein.

If any action, the subject matter of which is within the scope of this Section A of Article IX, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section A of Article IX.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Notwithstanding anything herein to the contrary, this Section B of Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section B of Article IX.

C. Equitable Relief. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

ARTICLE XI

The effective date of this Third Amended and Restated Certificate of Incorporation shall be October 13, 2026.

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IN WITNESS WHEREOF, the Corporation has caused this amended and restated certificate to be duly executed as of this 9th day of October, 2026.

Retension Pharmaceuticals, Inc.

By:	/s/ Eric Keller
Eric Keller
Chief Executive Officer